EXHIBIT 99.1


FOR IMMEDIATE RELEASE

MEDIA CONTACT:                              STOCKHOLDER CONTACT:
Mary Ann Susco                              Marco Acosta
(212) 850-1382                              1-800-597-6068
suscom@jwseligman.com                       acostam@jwseligman.com


 Tri-Continental Corporation Seeks SEC Authorization to Periodically Distribute
         Long-term Capital Gains as Part of its 11% Distribution Policy

NEW YORK, August 15, 2007 - Tri-Continental Corporation (NYSE: TY) announced today that it has applied to the Securities and Exchange Commission (SEC) for an exemption to permit the Corporation to make periodic distributions of long-term capital gains as a part of its regular quarterly distributions to Common Stockholders.

Last month, Tri-Continental achieved a significant milestone in its 78-year history when the Corporation paid its first quarterly distribution under a new policy approved by Stockholders in May 2007. Under the new policy, Tri-Continental will distribute quarterly to Common Stockholders a minimum amount per share equal to 2.75% of the NAV attributable to Tri-Continental's common stock at the end of the prior calendar quarter (or approximately 11% annually). The distributions will consist of net income and one or both of net realized capital gains, and return of capital. However, under SEC rules the number of quarterly distributions that can include long-term capital gains is limited.

"The exemption that Tri-Continental has applied for would give the Corporation the ability to provide long-term capital gains on a periodic basis, which will be beneficial to Stockholders," said Brian T. Zino, President of Tri-Continental Corporation. He added that distribution policies, such as the one recently adopted, historically have had a favorable impact on the market price of closed-end fund shares relative to their net asset value, resulting in their trading at lower discounts or at premiums. "Tri-Continental recognizes that periodic distributions are important to Stockholders whether they invest distributions in the Corporation's shares or take some or all of their distributions in cash," he said.

Tri-Continental recognizes that there can be no assurance that the SEC will grant its application and that the SEC has not approved similar applications by other closed-end funds for a number of years although many are pending. Until the application is granted, Tri-Continental will not include long-term capital gains in distributions more frequently than currently permitted by SEC rules.

Tri-Continental Corporation is one of the nation's largest, diversified, publicly traded closed-end equity investment companies and has paid dividends for 63 consecutive years. The Corporation is managed by J.&W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds.

You should consider the investment objectives, risks, charges and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses and other information) may be obtained by calling 800-TRI-1092. The prospectus should be read carefully before investing in the Corporation.